Exhibit 99.1
Press Release
MARCH 23, 2010
FOR IMMEDIATE RELEASE
ICAD REPORTS 2010 FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS
Conference Call to be Held Thursday, March 24th at 10:00 a.m. Eastern Time
NASHUA, N.H. (March 23, 2011) — iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis, workflow solutions and radiation therapies for the early identification and treatment of cancer, today reported financial results for the three and twelve months ended December 31, 2010.
Financial highlights for the fourth quarter of 2010 include the following (all comparisons are with the fourth quarter of 2009):
•	Total revenue of $6.4 million, compared with $8.1 million
•	Digital computer-aided detection (CAD) and MRI CAD revenue of $3.9 million, compared with $5.6 million
•	Film-based revenue of $815,000, compared with $1.2 million
•	Service and supply revenue of $1.6 million, compared with $1.3 million
•	International revenue of $1.3 million, compared with $948,000
•	Gross margin of 86.4%, compared with 84.8%
•
Net loss of $2.9 million or $0.06 per share, which includes $2.3 million of transaction related costs, compared with net income of $317,000 or $0.01 per basic and diluted share which includes $400,000 of transaction related costs

Financial highlights for the 2010 full year include the following (all comparisons are with the 2009 full year):
•	Total revenue of $24.6 million, compared with $28.1 million
•	Digital CAD and MRI CAD revenue of $15.4 million, compared with $18.3 million
•	Film-based revenue of $3.3 million, compared with $5.8 million
•	Service and supply revenue of $5.8 million, compared with $4.0 million
•	International revenue of $4.0 million, compared with $3.7 million
•	Gross margin of 87.2%, compared with 83.6%

•
Net loss of $6.2 million or $0.14 per share, which includes $3.4 million of transaction related costs, compared with a net loss of $2.0 million or $0.04 per basic and diluted share, which includes $486,000 of transaction related costs

Non-financial highlights for the fourth quarter and recent weeks include the following:
•
Acquired Xoft, Inc., developer of the Axxent® eBx™ electronic brachytherapy system. Axxent uses non-radioactive miniaturized X-ray tube technology to deliver therapy directly to cancer sites with minimal radiation exposure to surrounding healthy tissue. Axxent is FDA-cleared for the treatment of early stage breast cancer, endometrial cancer and skin cancer, as well as for the treatment of other cancers or conditions where radiation therapy is indicated, including Intraoperative Radiation Therapy (IORT).

•
Launched SecondLook® Premier* CAD technology for digital mammography in Europe and Canada. SecondLook Premier expands on the SecondLook platform and provides the richest set of clinical decision support tools available in the marketplace today.

•
Launched a next-generation MRI product suite for breast, prostate and other organs that brings together SpectraLook® and VividLook® with the new OmniLook™ and VersaVue™ Enterprise to offer comprehensive quantitative image analysis for cancer detection, staging, localization, treatment planning and serial monitoring.

According to Ken Ferry, President and CEO of iCAD, “Throughout 2010 and in the face of continuing marketplace challenges, iCAD made significant progress in commercializing new products, advancing product development initiatives, and in maintaining the operational excellence and financial discipline that allowed us to expand gross margins and maintain positive cash flow. Importantly, we executed on our strategic directive to broaden our footprint in oncology with the acquisition of Xoft, which allows us to bring targeted technologies to cancer patients throughout the continuum of care, from detection to diagnosis to treatment to therapy monitoring.
“Our commitment to our core digital mammography business remains steadfast, as there are approximately 3,100 film-based mammography systems in the U.S. that have yet to convert to digital technology. In addition, we have embarked upon several initiatives to grow our revenues in a number of overseas markets. Our expanding installed base of over 4,000 users offers additional growth opportunities with increasing service contracts and future product upgrades and enhancements.”

Mr. Ferry added, “New products introduced in 2010 are making steady progress. Our recently launched suite of MRI products continues to receive positive feedback from clinicians, and we look forward to a growing presence in both breast and prostate MRI CAD. We are finalizing commercial contracts with OEM companies that develop and market the advanced visualization, 3-D rendering software for virtual colonoscopy and expect further market penetration for VeraLook®, our CAD solution for virtual colonoscopy, with partners who are bringing this life-saving technology to market.
“We closed 2010 with the acquisition of Xoft, developer of the Axxent eBx system. This disruptive technology stands to be a significant growth engine for iCAD over time, in particular due to a recently published landmark clinical study comparing IORT (intraoperative radiation therapy) with traditional external beam radiation and to an expected favorable reimbursement decision from the Centers for Medicare and Medicaid Services this summer. On February 3, 2011, we issued a voluntary recall of the FlexiShield Mini device, an optional accessory intended for radiation shielding during the IORT procedure. The recall only affects the FlexiShield Mini but has no impact on the safety and efficacy of the radiation therapy delivered by the Axxent Electronic Brachytherapy System. We are working cooperatively with the FDA on this matter to develop alternative shielding solutions.
“Throughout 2010 iCAD evolved from a leadership position in image analysis and workflow for the detection of the most prevalent cancers, to offering a broader portfolio of oncology solutions that provide targeted analysis, diagnosis and therapy. The addition of the Axxent eBx system offers unique and differentiated treatment technology, and we remain confident we can create meaningful synergies over time as we advance these potentially new paradigms around the cancer care cycle,” concluded Mr. Ferry.
Fourth Quarter Results
Total revenue for the fourth quarter of 2010 was $6.4 million, a decrease of 21% compared with total revenue of $8.1 million for the fourth quarter of 2009. This reflects a 30% decline in sales of the Company’s digital and MRI CAD products to $3.9 million from $5.6 million in the prior year fourth quarter, reflecting challenging macroeconomic conditions as well as the absence from the market of one of the Company’s major OEM partners as they awaited FDA approval for a new digital mammography system. The approval was received in November 2010. International revenue for the fourth quarter of 2010 rose 35% to $1.3 million from $948,000 in the prior year.

Total film-based revenue for the quarter declined 34% to $815,000 from $1.2 million in the fourth quarter of 2009. This reflects the continued and expected decline in demand for film-based products and accessories as the marketplace transitions to digital technologies, as well as softer demand for digital mammography systems that affect sales of the TotalLook MammoAdvantage, a digitizing and comparative reading solution that is sold to further optimize workflow in a digital mammography environment.
Service and supply revenue increased 29% to $1.6 million from $1.3 million in the fourth quarter of 2009, largely due to higher service contract revenue as digital CAD and TotalLook MammoAdvantage systems transition from warranty to service contracts, underscoring the significant growth opportunity inherent in the Company’s growing installed base.
iCAD reported a gross margin of 86.4% for the fourth quarter of 2010 compared with 84.8% for the fourth quarter of 2009, primarily due to cost reductions in materials. Fourth quarter 2010 operating expenses were $8.4 million compared with $6.6 million in the fourth quarter of 2009, due primarily to an increase of $1.9 million in transaction related expenses.
For the fourth quarter of 2010, the Company posted a net loss, including stock-based compensation expense of $255,000, of $2.9 million or $0.06 per basic and diluted share, compared with net income, including stock-based compensation expense of $499,000, of $317,000 or $0.01 per basic and diluted share in the fourth quarter of 2009. Adjusting for transaction related costs the Company’s non-GAAP adjusted net loss for the fourth quarter of 2010 was reduced to $638,000 or $0.01 per basic and diluted share, compared with net income of $718,000 or $0.02 per basic and diluted share in the fourth quarter of 2009.

	Three months ended December 31,
	2010	2009	% Change
Digital & MRI CAD revenue	$3,924,216	$5,604,552	-30.0%
Film based revenue	815,016	1,234,650	-34.0%
Service & supply revenue	1,631,639	1,268,908	28.6%

Total revenue	$6,370,871	$8,108,110	-21.4%

Full Year Results
Total revenue for 2010 was $24.6 million, a 13% decline from total revenue of $28.1 million for 2009. The gross margin for 2010 expanded to 87.2% from 83.6% in 2009. The net loss for 2010, including stock-based compensation expense of $1.5 million, was $6.2 million or $0.14 per share, compared with a net loss for 2009, including stock-based compensation expense of $2.0 million, of $2.0 million or $0.04 per share.

Sales of iCAD’s digital and MRI CAD solutions in 2010 were $15.4 million, down 16% from sales of $18.3 million in 2009. Sales of film-based products in 2010 were $3.3 million, a decline of 43% from sales of $5.8 million in 2009. Service and supply revenue in 2010 increased 45% to $5.8 million from $4.0 million in 2009. International revenue increased 7% to $4.0 million from $3.7 million during the prior year. Adjusting for transaction related expenses, the Company’s non-GAAP adjusted net loss for the 2010 full year was reduced to $2.8 million or $0.06 per basic and diluted share, as compared with the 2009 full year non-GAAP adjusted net loss of $1.5 million or $0.03 per basic and diluted share. The Consolidated Statement of Operations does not include the financial results of Xoft for any period.

	For the year ended December 31,
	2010	2009	% Change
Digital & MRI CAD revenue	$15,392,079	$18,289,780	-15.8%
Film based revenue	3,334,566	5,795,703	-42.5%
Service & supply revenue	5,848,390	4,023,782	45.3%

Total revenue	$24,575,035	$28,109,265	-12.6%

As of December 31, 2010, iCAD had cash and cash equivalents of $16.3 million, compared with $16.2 million as of December 31, 2009.
Darlene Deptula-Hicks, Executive Vice President and CFO, said, “With disciplined financial management and operational excellence throughout the year, we expanded gross margins, and when adjusted for transaction related expenses, slightly reduced operating expenses year over year, and invested in developing and enhancing our product portfolio, all while maintaining a strong balance sheet despite a 13% decline in total revenue. Adjusting for transaction related expenses, the Company’s non-GAAP adjusted net loss for the 2010 full year was $2.8 million or $0.06 per basic and diluted share, as compared with the 2009 full year non-GAAP adjusted net loss of $1.5 million or $0.03 per basic and diluted share. Our cash at year end also takes into account approximately $2.9 million in payments made in connection with the Xoft acquisition for cash consideration and transaction costs and $704,000 associated with a prior acquisition that was not consummated.”

Financial Guidance
iCAD provided financial guidance on December 17, 2010 that the Company expects 2011 total revenue to be in the range of $34 million to $38 million, with a gross margin in the low to mid 70% range. The Company plans to update and possibly expand upon this financial guidance at mid-year.
Information About Non-GAAP Measures
iCAD is supplementing its GAAP financial results by providing non-GAAP measures to evaluate the operating performance of the Company. From time to time, the Company considers and uses non-GAAP measures as a supplemental measure of operating performance in order to provide the reader with an improved understanding of underlying performance trends. Non-GAAP net income for the fourth quarter and fiscal year ending December 31, 2009 and 2010 excludes the effect of transaction related expenses associated with the acquisition of Xoft, Inc. in December 2010 and with a prior acquisition that was not consummated. Management finds these non-GAAP measures to be useful for internal comparison to historical operating results and believes this information is useful to investors for the same purposes. See the attached “Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Net Income/(Loss)” for an explanation of the amounts excluded from net income to arrive at the adjusted non-GAAP income or loss. Readers are reminded that non-GAAP information is merely a supplement to, and not a replacement for, GAAP financial measures.
Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, March 24, 2011 to discuss these results and answer questions. Shareholders and other interested parties may participate in the conference call by dialing 800-299-7635 (domestic) or 617-786-2901 (international) and entering passcode 52212023. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.
A replay of the conference call will be accessible two hours after its completion through March 31, 2011 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 90176316. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

*	Investigational Device. Limited by Federal Law to Investigational Use Only. Available Outside US.
About iCAD
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing the most prevalent cancers earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography, Magnetic Resonance Imaging (MRI) and Computed Tomography (CT). iCAD recently acquired Xoft, Inc., developer of the Axxent® eBx™ electronic brachytherapy system. Axxent uses non-radioactive miniaturized X-ray tube technology and is FDA-cleared for the treatment of early stage breast cancer, skin cancer and endometrial cancer. The Axxent System is also cleared for use in the treatment of other cancers or conditions where radiation therapy is indicated including Intraoperative Radiation Therapy (IORT). For more information, call (877) iCADnow or visit www.icadmed.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company’s ability to defend itself in litigation matters, the Company’s ability to identify a replacement for the Axxent FlexiShield Mini, the risks relating to the Company’s acquisition of Xoft including, the expected benefits of the acquisition may not be achieved in a timely manner, or at all; the Xoft business operations may not be successfully integrated with iCAD’s and iCAD may be unable to achieve the expected synergies, business and strategic objectives following the transaction, the risks of uncertainty of patent protection; the impact of supply and manufacturing constraints or difficulties; product market acceptance; possible technological obsolescence; increased competition; customer concentration; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.
For iCAD, contact Darlene Deptula-Hicks at 603-882-5200 x7944, or via email at
ddeptula@icadmed.com
For Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at
212-838-3777 x6604 or via email at afields@lhai.com
For media inquiries, contact Liza Heapes of MSL Boston
at 617-369-8787 or via e-mail at liza.heapes@mslgroup.com

- Tables to Follow -

iCAD, Inc.
Consolidated Statements of Operations

	Three Months		Twelve Months
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$6,370,870	$8,108,110	$24,575,035	$28,109,265
Cost of revenue	864,475	1,229,777	3,146,651	4,621,784

Gross margin	5,506,395	6,878,333	21,428,384	23,487,481

Operating expenses:
Engineering and product development	1,800,158	1,615,390	6,596,104	7,217,146
Marketing and sales	2,843,688	2,862,964	11,485,081	11,037,716
General and administrative	3,788,352	2,109,712	9,919,431	7,353,585

Total operating expenses	8,432,198	6,588,066	28,000,616	25,608,447

Income (loss) from operations	(2,925,803)	290,267	(6,572,232)	(2,120,966)

Miscellaneous income	—	—	275,000	—
Interest income (expense) — net	15,152	21,131	73,269	109,772

Net income (loss) before provision for income taxes	$(2,910,651)	$311,398	$(6,223,963)	$(2,011,194)

Provision (benefit) for income taxes	—	(6,000)	—	(43,570)

Net income (loss)	$(2,910,651)	$317,398	$(6,223,963)	$(1,967,624)

Net income (loss) per share
Basic	$(0.06)	$0.01	$(0.14)	$(0.04)
Diluted	$(0.06)	$0.01	$(0.14)	$(0.04)

Weighted average number of shares used in computing income (loss) per share
Basic	45,962,424	45,656,705	45,827,813	45,511,883
Diluted	45,962,424	45,883,597	45,827,813	45,511,883

iCAD, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$16,268,978	$16,248,031
Trade accounts receivable, net of allowance for doubtful accounts of $50,000 in 2010 and $84,000 in 2009	3,388,619	4,692,614
Inventory, net	3,489,258	1,094,115
Prepaid expenses and other current assets	580,922	393,490

Total current assets	23,727,777	22,428,250

Property and equipment:
Equipment	4,435,783	2,873,012
Leasehold improvements	539,052	72,612
Furniture and fixtures	354,541	344,700
Marketing assets	296,700	292,613

	5,626,076	3,582,937
Less accumulated depreciation and amortization	2,851,607	2,661,083

Net property and equipment	2,774,469	921,854

Other assets:
Deposits	675,106	63,194
Intangible assets, net of accumulated amortization	21,164,684	6,482,928
Goodwill	45,689,106	43,515,285

Total other assets	67,528,896	50,061,407

Total assets	$94,031,142	$73,411,511

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,500,266	$1,365,558
Accrued salaries and other expenses	4,548,880	2,118,698
Accrued liability relating to acquisition	971,870	—
Deferred rent	380,961	80,588
Deferred revenue	4,905,960	3,139,567

Total current liabilities	13,307,937	6,704,411

Contingent consideration liability	5,000,000	—
Long-term warranty expense	15,003	23,275
Long-term deferred rent	401,565	—
Long-term deferred revenue	961,273	375,183
Long-term settlement costs	1,135,348	—

Total liabilities	20,821,126	7,102,869

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.01 par value: authorized 85,000,000 shares; issued 46,035,246 in 2010 and 45,746,736 in 2009; outstanding 45,967,370 in 2010 and 45,678,860 in 2009	460,352	457,467
Additional paid-in capital	163,185,185	150,062,733
Accumulated deficit	(89,485,257)	(83,261,294)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)

Total stockholders’ equity	73,210,016	66,308,642

Total liabilities and stockholders’ equity	$94,031,142	$73,411,511

iCAD, Inc.
Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Net Income/(Loss)
(unaudited)

	Three Months Ended	Basic	Diluted	Three Months Ended	Basic	Diluted
	December 31,	Earnings	Earnings	December 31,	Earnings	Earnings
	2010	Per Share	Per Share	2009	Per Share	Per Share

GAAP net loss	$(2,910,651)	$(0.06)	$(0.06)	$317,398	$0.01	$0.01

Deal related costs	2,273,103			400,292

Non-GAAP net income (loss)	$(637,548)	$(0.01)	$(0.01)	$717,690	$0.02	$0.02

Weighted average number of shares used in computing income (loss) per share Basic and diluted		45,962,424	45,962,424		45,656,705	45,883,597

	Year Ended	Basic	Diluted	Year Ended	Basic	Diluted
	December 31,	Earnings	Earnings	December 31,	Earnings	Earnings
	2010	Per Share	Per Share	2009	Per Share	Per Share

GAAP net loss	$(6,223,963)	$(0.14)	$(0.14)	$(1,967,624)	$(0.04)	$(0.04)

Deal related costs	3,413,197			485,947

Non-GAAP net loss	$(2,810,766)	$(0.06)	$(0.06)	$(1,481,677)	$(0.03)	$(0.03)

Weighted average number of shares used in computing income (loss) per share Basic and diluted		45,827,813	45,827,813		45,511,883	45,511,883

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